Exhibit 10.19

PRIVILEGED & CONFIDENTIAL

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of Jan 16th, 2019 (the “Effective Date”) is made by and between Xynomic Pharmaceuticals, Inc. (the “Company”) and Sophia Paspal (the “Employee”).

WHEREAS, the Company desires to employ the Employee upon and subject to the terms and conditions set forth herein, and the Employee wishes to accept such employment upon and subject to such terms and conditions;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:

1. Employment. The Company hereby employs the Employee and the Employee hereby accepts such employment upon and subject to the terms and conditions of this Agreement.

2. Position, Duties and Responsibilities. The Company shall employ the Employee as its Vice President, Regulatory Affairs and Quality Assurance an exempt role under applicable law. The Company will be the sole employer of the Employee during the Company’s employment period. During her employment: (a) the Employee’s duties and responsibilities shall include such duties as the Company may from time-to-time assign, subject in each case to the direction of the Company; (b) the Employee shall report to the Company’s Chief Operation Officer or such other person as the Company may designate; (c) the Employee shall at all times comply with all policies and procedures of the Company as in effect or as amended from time to time; and (d) the Employee shall perform the duties assigned to her hereunder faithfully, with the utmost loyalty, to the best of her abilities and in the best interests of the Company; shall devote her full business time, attention and effort to the affairs of the Company; and shall not engage in any other business activities (whether or not for gain, profit, or other pecuniary advantage) or any other actions which she knows or reasonably should know could harm the business or reputation of the Company or any of its affiliates. As used in this Agreement, “affiliate” means, with respect to a given person (including the Company), any other person that owns or controls, is owned or controlled by, or is under common ownership or control with, such person.

Employee’s principal place of employment shall be San Diego, California and Shanghai, China. Employee agrees that (x) subject to Section 3(f) below, she will be working at least for 8 hours either in company office or at home when office is not available during ordinary business days, and (y) she will travel for business purposes as requested to the extent reasonably necessary or appropriate in the performance of duties hereunder. During the first 2 years of employment, employee will spend at least 6 months in China office upon company arrangement.

3. Compensation and Benefits.

(a) Base Salary. The Company shall pay to the Employee a base salary at the gross annualized rate of $250,000 (the “Base Salary”), payable on monthly basis in accordance with the Company’s payroll policy.

(b) Signing on Bonus. The Company shall pay Employee a once off signing on bonus which amount is USD 25,000 within employee’s first month payroll. If the Employee’s employment with the company is terminated before the end of first 12 months, the Employee’s entitlement to this sign on bonus is pro-rata to the Employee’s employment dates with the company divided by 365 days, with the rest of the post-taxed bonus amount clawed back to the company.

(c) Discretionary Incentive Bonus. During Employee’s employment, Employee shall be eligible to receive an annual discretionary incentive bonus (the “Discretionary Incentive Bonus”), which shall be targeted at 20% of above Base Salary. The amount of such annual Discretionary Incentive Bonus, if any, shall be determined in Company’s sole discretion based upon Company’s evaluation of Employee’s individual performance, taking into account certain criteria and metrics determined by Company. The annual Discretionary Incentive Bonus for a given year (if any) will be paid no later than March 15th of the following calendar year. To be eligible to receive any Discretionary Incentive Bonus for a given year, Employee must remain continuously employed by Company for the entire calendar year covered by the Discretionary Incentive Bonus. Notwithstanding the foregoing, Employee will be eligible to receive a pro-rata portion of the Discretionary Incentive Bonus for work performed for Company during calendar year 2018, based on Company’s good faith determination of the then-current progress towards the achievement of the applicable criteria and metrics determined by Company and the portion of calendar year 2018 during which Employee is employed. Any pro-rata portion of the Discretionary Incentive Bonus for calendar year 2018 shall be payable when bonuses are generally paid by Company, but no later than March 15, 2019. The Discretionary Incentive Bonus is not earned or owed until the date of its actual distribution. For this reason, to be eligible to receive a Discretionary Incentive Bonus for any year (including calendar year 2018), Employee must be employed with Company on the date the Discretionary Incentive Bonus is actually distributed. More information will be provided after Employee begins employment, and future years’ bonus eligibility, percentage, and metrics will be determined at Company’s sole discretion based on considerations of Employee’s position in effect at that time.

(d) Health Plan: Company provides health insurance coverage as a benefit to eligible regular employees. Employees who are scheduled to work 30 hours a week or more are eligible for health insurance coverage under Company’s policy on his/her first day of employment. Please refer to the Plan Document for additional information.

(e) Other Employee Benefits. The Employee shall be eligible to participate in such other employee benefit plans, and to receive such other fringe benefits, as the Company may in its discretion make available to its employees generally, subject to all present and future terms and conditions of such benefit plans and other fringe benefits. The benefits will include, for example, 401 K plan. The Company reserves the right in its discretion to alter, suspend, amend, or discontinue any and all of its employee and fringe benefits, benefit plans, policies and procedures, in whole or in part, at any time with or without notice.

(f) Leaves.

(i) Paid Time Off. Employee will accrue 1.66 days of paid time off (“PTO”) per calendar month (i.e., up to 20 PTO days per calendar year). Accrued, unused PTO from one calendar year can be carried over to the end of June of the following calendar year. After June 30, any accrued, unused PTO days from the previous calendar year will be forfeited. To the extent possible (e.g., if PTO time will be used for a vacation), PTO time usage should be pre-approved in writing by Company. The minimum usage increment of PTO is one half-day.

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(ii) Holidays. Employee will not be required to be in the office on the following holidays: New Year’s Day, Martin Luther King Jr. Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Friday after Thanksgiving, Christmas Eve and Christmas Day.

(iii) Floating Holidays. In addition to the holidays described in Section 3(d)(ii), Employee will be entitled to three (3) paid Floating Holidays per calendar year, available at the beginning of each calendar yea. Floating Holidays are employee-selected holidays but may only be taken to celebrate birthdays, anniversaries, religious or other similar holidays, or other personal events celebrated annually. These Floating Holidays may not be used for any other purpose, and a Floating Holiday must be taken in the week the event is being celebrated. Floating Holidays are not accrued, are not paid out upon termination from employment, and may not be carried over from one calendar year to the next. Each Floating Holiday must be pre-scheduled and approved by the employee’s supervisor.

(g) Expense Reimbursement. The Company shall reimburse the Employee for all reasonable and necessary business expenses (as determined by the Company) incurred by the Employee in connection with the Employee’s duties hereunder and with the Company’s business expense reimbursement policies, as in effect or amended from time to time.

(h) Withholding; Compliance with IRS Code Section 409A. All amounts and benefits payable under this Agreement shall be reduced by any and all required or authorized withholding and deductions. This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Internal Revenue Code of 1986, as amended (such code referred to as the “Code,” and such taxes and other penalties referred to collectively as “409A Penalties”). In the event that the terms of this Agreement would subject the Employee to 409A Penalties, the Company and the Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible.

(i) Stock Option Grant: Subject to approval by the Board of Directors, you will be granted a total of 100,000 shares of stock option, per the Company's 2018 Stock Incentive Plan (2018 SIP), to be vested over four years. Standard terms of the 2018 SIP will apply. Details will be outlined in a separate award agreement to be executed by you and the Company promptly once you join the Company.

4. Termination. The Company or the Employee may terminate the Employee’s employment at any time for any or no reason upon giving written notice 30 days in advance to the other party. Upon termination of the Employee’s employment, she shall be entitled only to payment of her regular salary pro-rated through the termination date.

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5. Confidentiality, Intellectual Property and Restrictive Covenants. The Employee hereby acknowledges that, by virtue of her unique relationship with the Company pursuant to this Agreement, the Employee will acquire and have access to Confidential Information and will also develop a unique and comprehensive familiarity with the Company and its Business (as defined below) and affiliates, which the Employee would not have otherwise had but for her employment with the Company, and which the Employee acknowledges are valuable assets of the Company and its affiliates. Accordingly, the Employee agrees to undertake the following obligations, which she acknowledges are reasonably designed to protect the legitimate business interests of the Company and its affiliates, without unreasonably restricting her post-employment opportunities:

(a)          (i) Except as required by law or as authorized in advance by the Company in furtherance of the Employee’s employment, and subject to Section 9 below, the Employee will not at any time during or after the Employee’s employment directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any “Confidential Information”.

(ii) “Confidential Information” as used in this Agreement means all confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to the Company or any of its affiliates (whether or not reduced to writing) or provided by a client or other third party on a confidential basis, including without limitation all non-public information furnished or disclosed to or otherwise obtained by the Employee in the course of her employment, and further includes without limitation: computer programs; patented or unpatented inventions, discoveries and improvements; marketing, manufacturing, organizational, operating and business plans; strategies; research and development; policies and manuals; sales forecasts; employee personnel files and medical information; non-public pricing and financial information; current and prospective client lists and information on clients or their employees; information concerning planned or pending acquisitions, investments or divestitures; and information concerning purchases of major equipment or property. “Confidential Information” does not include information that lawfully is or becomes generally and publicly known outside of the Company and its affiliates other than through the Employee’s breach of this Agreement or breach by another person of some other obligation.

(iii) Nothing herein prohibits the Employee from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court, administrative agency or arbitrator (as applicable) of competent jurisdiction, provided that, subject to Section 9 below, the Employee shall first promptly notify the Company if the Employee receives a subpoena, court order or other order requiring any such disclosure, to allow the Company to seek protection therefrom in advance of any such legally compelled disclosure.

(b) Except as authorized by the Company in furtherance of the Employee’s employment, the Employee will not remove from the Company’s premises any property of the Company, its affiliates, or the actual and prospective clients of any of them, including without limitation any documents or things containing any Confidential Information, computer programs and drives or storage devices of any kind (portable or otherwise), files, forms, notes, records, charts, or any copies thereof (collectively, "Property"). Immediately upon demand or the termination of the Employee's employment by either party for any or no reason, the Employee shall return to the Company all Property, including without limitation any and all laptops and other computer equipment, blackberries and similar devices, tablets, smart- or cellphones, credit cards, access cards, and electronic and hardcopy files.

(c) By her execution of this Agreement, the Employee hereby agrees to abide by the Intellectual Property Agreement attached as Schedule 1 hereto and hereby made a part of this Agreement.

(d) Except as expressly authorized by the Company in furtherance of the Employee’s employment duties, the Employee shall not, at any time during her employment and for twelve (12) months after the termination thereof by either party for any or no reason, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise):

(i) perform services or provide products relating to and competitive with the Business for or to any Client or Prospective Client (as defined below); or

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(ii) induce, solicit, or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any Client or Prospective Client for the purpose of performing or providing or facilitating the performance or provision of any services or products relating to and competitive with the Business (as defined below); or

(iii) induce, solicit, or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any employee or other agent of the Company or any of its affiliates to terminate his or her employment or other relationship or association with the Company or any such affiliate in order to enter into any employment relationship with or perform services for any other person; or

(iv) induce, solicit, or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any supplier, vendor or other person with which the Company or any of its affiliates has a business relationship to terminate, restrict or otherwise modify its business relationship with the Company or its affiliates;

provided, however, that nothing set forth in this Section 5(d) shall prohibit the Employee from owning not in excess of 2% in the aggregate of any class of capital stock or other ownership interests of any company if such stock or other ownership interests are publicly traded and listed on any national or regional stock exchange.

(e) The running of the time periods set forth above shall be tolled during the period of any breach by the Employee of this Section 5, whether or not any party has filed a lawsuit. The provisions of this Section 5 shall remain in full force and effect for the duration of such breach, until the breach is fully and finally resolved by either (i) the written agreement of the parties or (ii) a final, non-appealable order from a court of competent jurisdiction, at which point the time-period of such provisions shall again commence running, unless such agreement or order (as applicable) expressly provides otherwise.

(f) As used in this Agreement:

(i) “Business” means the business of in-licensing, developing and commercializing oncology drug candidates and biopharmaceuticals.

(ii) "Client" means any client of the Company or any of its affiliates with respect to whom, at any time during the twelve (12) month period preceding the termination of the Employee’s employment by either party for any or no reason, the Employee: (A) performed services on behalf of the Company or any of its affiliates, or (B) had substantial contact or acquired or had access to Confidential Information as a result of or in connection with the Employee’s employment.

(iii) "Prospective Client" means any person other than a Client with respect to whom, at any time during the twelve (12) month period preceding the termination of the Employee's employment by either party for any or no reason, the Employee: (A) submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company or any of its affiliates, or (B) had substantial contact or acquired or had access to Confidential Information as a result of or in connection with the Employee's employment.

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(g) The parties agree that in the event any of the prohibitions or restrictions set forth in this Section 5 (including without limitation in Schedule 1) are found by a court or arbitrator of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.

6. Remedies. The Employee acknowledges and agrees that a breach of any provision of Section 5 (including without limitation any provision of Schedule 1) will result in immediate and irreparable harm to the Company and its affiliates for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, the Employee agrees that the Company and its affiliates shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by the Employee (without posting a bond or other security), without limiting any other remedies that may be available to them.

7. Notices. Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to the Company, to 3500 South DuPont Highway, Suite SS101, Dover, DE 19901; and (b) if to the Employee, to 14197 Palisades Drive, Poway, CA 92064. All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, (iii) by certified mail, return receipt requested, or (iv) by express courier service, and shall be effective upon personal delivery, upon confirmation of receipt of facsimile transmission, upon the fourth calendar day after mailing by certified mail, or upon the second calendar day after sending by express courier service.

8. Assignment. This Agreement is enforceable by the Company and its affiliates and may be assigned or transferred by the Company to, and shall inure to the benefit of, any parent or other affiliate of the Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any discrete portion thereof. Any such assignment or transfer shall not constitute a termination of the Employee’s employment for purposes of this Agreement or commence the running of any of the time periods set forth in Section 5 above. The Employee may not assign any of her rights or obligations under this Agreement.

9. No Interference. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit the Employee from confidentially or otherwise communicating or filing a charge or complaint with a governmental agency or regulatory entity, participating in a governmental agency or regulatory investigation, or giving truthful testimony or to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law.

10. Amendment and Waiver. This Agreement may not be amended orally and may only be amended by a written agreement signed by both parties (subject to Sections 5(g) and 15 herein). A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

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11. Arbitration. (a) Except for claims or disputes under Section 5 (including without limitation Schedule 1) or claims that are not arbitrable pursuant to applicable law, Employee and Company agree that, to the extent permitted by law, all claims or disputes arising out of or relating to: (i) the parties' employment relationship, or the termination of such relationship, or (ii) this Agreement, or the interpretation, applicability, enforceability or formation of this Agreement or any portion thereof (including without limitation any agreement to arbitrate in this Section 11) that may exist or arise between (x) Employee and (y) any of Company, Company’s affiliates, or any other related entity, benefit plan, successor or permitted assign of the Company, or any owner, director, officer, member, employee, owner, shareholder, agent, or representative of any of them (in their respective capacities as such), shall be submitted for final and binding arbitration in Raleigh, North Carolina and resolved by a single neutral arbitrator located in or assigned to such geographical area (or by such other arbitrator or in such other place to which the parties agree) in accordance with the JAMS Employment Arbitration Rules and Procedures (as in effect or amended from time to time), except as set forth below. Any and all such claims and disputes shall be brought solely in a party’s individual capacity and not as a claimant or class member (or similar capacity) in any purported multiple-claimant, class, collective, representative or other similar proceeding, except as otherwise required by law. Except for claims or disputes under Section 5 (including without limitation Schedule 1) or claims that are not arbitrable pursuant to applicable law, claims subject to arbitration hereunder include without limitation claims by Company relating to Employee’s employment and claims by Employee for employment discrimination, harassment, retaliation, wrongful termination or defamation under any federal, state, or local law, regulation, ordinance, or executive order or under common law, and further include without limitation claims under any of the following statutes (as in effect or amended from time to time): Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any applicable state, local or other laws and regulations.

(b) The arbitrator shall have no power to modify the provisions of this Agreement (except pursuant to Sections 5(g) or 16 herein), or to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in Raleigh, North Carolina or that was not requested by a party to the claim or dispute, and the jurisdiction of the arbitrator is limited accordingly. Furthermore, notwithstanding any other provision of this Agreement, in no event may the arbitrator consolidate or allow any party to join any claims of any other employee or person in a single arbitration proceeding (whether as a multiple-claimant, class, collective, representative or other similar proceeding) without the express written consent of Company and Employee, except as otherwise required by law. The arbitrator shall apply the substantive internal law of the state of Delaware, including applicable statutes of limitation, except as otherwise required by law. The arbitrator's decision or award (which shall be in writing summarizing the basis therefor) shall be final and binding (subject only to such limited review, if any, as may be available under applicable law), and judgment thereupon may be entered in any Illinois or other court having jurisdiction thereof.

(c) Notwithstanding the foregoing, either party may in its or her respective discretion pursue any and all claims arising under any provision of Section 5 (including without limitation Schedule 1) in any court of competent jurisdiction, without being required to arbitrate any such claims (whether they seek monetary damages, any form of injunctive relief or other remedies).

12. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by the internal laws of the state of Delaware, without regard to its conflict of laws rules. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in Delaware, and agree that any claim which, subject to Section 11 above, may be brought in a court of law or equity shall be brought in any such Delaware court.

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13. Headings. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

14. Disclosures to Future Employers. The Employee agrees to promptly disclose the Employee’s obligations to the Company under Section 5 (including without limitation Schedule 1) of this Agreement to any future employer or other person with whom the Employee may become, or may seek to become, employed or engaged to perform services of any kind following the Employee’s employment with the Company. The Employee further agrees that the Company may in its discretion disclose this Agreement or any part thereof to any such actual or prospective employer or other person, and that the Employee shall not have or assert any claims of any kind against the Company for doing so.

15. Entire Agreement; Survival. This Agreement (including without limitation Schedule 1 hereto) contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous negotiations, understandings or agreements between the parties, whether written or oral, with respect to such subject matter, provided, however, that, subject to Section 9 above, nothing in this Section or this Agreement shall limit, restrict or supersede any fiduciary, statutory, tort or other non-contractual obligations of the Employee to the Company or any of its affiliates (including without limitation under any applicable trade secrets laws), or any obligations of the Employee under any Code of Conduct or other applicable rule or policy of the Company or any of its affiliates. Sections 5 through 17 herein and Schedule 1 to this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employee’s employment.

16. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law (after any appropriate modification or limitation pursuant to Section 5(g)), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:

Sophia Paspal	XYNOMIC PHARMACEUTICALS, INC.

By:

Date:	Position:

Date:

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SCHEDULE 1

INTELLECTUAL PROPERTY AGREEMENT

As a material part of the consideration for my employment by Xynomic Pharmaceuticals, Inc. (“Company”) and the salary and other compensation that I, Sophia Paspal, shall receive during my employment, I acknowledge and agree that, by my signature on the Employment Agreement (“Employment Agreement”) to which this Intellectual Property Agreement (“Agreement”) is attached as Schedule 1, I also agree to this Agreement’s terms, which are deemed incorporated into and a part of the Employment Agreement:

1. (a) Company owns the sole and exclusive right, title and interest in and to any and all Works (as defined below), including without limitation any and all source code or other intellectual property and further including without limitation all copyrights, trademarks, service marks, trade names, slogans, patents, ideas, designs, concepts and other proprietary rights. Company’s right, title and interest in and to the Works includes without limitation the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, and the right to modify and create derivative works of or from the Works without any payment of any kind to me. I agree that the Works shall be "work made for hire" as that term is defined in the copyright laws of the United States, and not works of joint ownership. To the extent that any of the Works is determined not to constitute work made for hire, or if any rights in any of the Works do not accrue to Company as a work made for hire, my signature on the Employment Agreement constitutes an assignment (without any further consideration) to Company of any and all of my respective copyrights and other rights, title and interest in and to all Works. I will disclose promptly to Company all Works, whether or not they are patentable, copyrightable or subject to trade secret protection.

(b) I will provide any assistance reasonably requested by Company to obtain United States and foreign letters patent and copyright registrations covering inventions, original works of authorship and other Works belonging or assigned hereunder to Company. I will execute any transfers of ownership of letters patent or assignments of copyrights or other proprietary rights transferred or assigned hereunder (including without limitation short form assignments intended for recording with the U.S. Copyright Office, the U.S. Patent and Trademark Office, or any other person). I understand that my obligations under this Section 1(b) shall survive any termination of this Agreement or of my employment by Company in perpetuity, provided that Company will compensate me at a reasonable rate for time actually spent performing such obligations at Company’s request after any such termination. If Company is unable for any reason whatsoever, including my mental or physical incapacity, to secure my signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations or on any document transferring or assigning any patent, copyright or other proprietary right that I am obligated hereunder to transfer or assign, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and in my stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations or transfers or assignments thereof or of any other proprietary rights with the same legal force and effect as if executed by me. This appointment is coupled with an interest in and to the inventions, works of authorship, trade secrets and other Works to which any proprietary rights may apply and shall survive my death or disability.

(c) As used in this Agreement, “Works” means (i) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that I conceive, create, develop, discover, make, acquire or reduce to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of my employment by Company and that relate to Company or any of its affiliates or their respective businesses, or to Company’s or any of its affiliates’ actual or demonstrably anticipated research or development, (ii) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that I conceive, create, develop, discover, make, acquire or reduce to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of my employment by Company and that are made through the use of any of Company’s or any of its affiliates’ equipment, facilities, supplies, trade secrets or time, or that result from any work performed for Company or any of its affiliates, and (iii) any part or aspect of any of the foregoing.

2. I have been notified by Company, and understand, that the foregoing provisions of Section 1 do not apply to an invention for which no equipment, supplies, facilities or trade secret information of Company or any of its affiliates was used and which was developed entirely on my own time, unless: (a) the invention relates (i) to the business of Company or any of its affiliates or (ii) to Company’s or any of its affiliates’ actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by me for Company or any of its affiliates. I have listed and described on an attached page all inventions of my own to which I claim Section 1 does not apply. If no such page is attached and signed by me and an authorized Company representative, no such inventions exist.